Exhibit 4.01.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment”) to the Warrant Agreement dated as of April 20, 2007 among Google Inc. (“Google”), Citigroup Global Markets Inc., as Warrant Agent, and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Management LLC, and UBS AG, London Branch, as Warrantholders (the “Warrant Agreement”) is made and entered into as of July 20, 2007.

W I T N E S S E T H :

WHEREAS, Google desires to amend the Warrant Agreement to add JPMorgan Chase Bank, National Association, London Branch as Warrantholder under the Warrant Agreement; and

WHEREAS, pursuant to Amendment No. 1 to the Bidding Rules Agreement and Amendment No. 1 to the Distribution Agreement, Google has appointed J.P. Morgan Securities Inc., an Affiliate of JPMorgan Chase Bank, National Association, London Branch, as a Bidder under the Bidding Rules Agreement and the Distribution Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Warrant Agreement has the meaning assigned to such term in the Warrant Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Warrant Agreement shall, after this Amendment becomes effective, refer to the Warrant Agreement as amended hereby.

SECTION 2. Authorization of Additional Bidder. In accordance with Section 9.14(ii) of the Warrant Agreement, Google hereby adds JPMorgan Chase Bank, National Association, London Branch as Warrantholder under the Warrant Agreement.

SECTION 3. Notices. Section 9.16 of the Warrant Agreement is amended by adding at the end thereof the following:

If such notice or demand is to JPMorgan Chase Bank, National Association, London Branch:

Address:	JPMorgan Chase Bank, National Association
277 Park Avenue 9th Floor New York, NY 10172

Attention:	Equity Derivatives Group

With a copy to:

Address:	JPMorgan Chase Bank, National Association 277 Park Avenue 11th Floor New York, NY 10172
Attention:	Equity Derivatives Group – Marketing Support

SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Effectiveness. This Amendment shall become effective as to JPMorgan Chase Bank, National Association, London Branch, on the date when Google, the Auction Manager and the Warrant Agent shall have received a counterpart hereof signed by Google, JPMorgan Chase Bank, National Association, London Branch and the Warrant Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GOOGLE INC.

By:	/s/ DAVID DRUMMOND
Name:	David Drummond
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

J.P. MORGAN SECURITIES INC., as agent for JPMorgan Chase Bank, National Association, London Branch

By:	/s/ DAVID A. SEAMAN
Name:	David A. Seaman
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC., as Warrant Agent

By:	/s/ PAUL A. GARBIS
Name:	Paul A. Garbis
Title:	Director, Client Delivery, Global Stock Plan Services

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